Exhibit 99.1

Duoyuan Printing Announces an Update on the Status of its Listing with the NYSE

BEIJING, June 6, 2011 — On June 6, 2011, Duoyuan Printing, Inc. (NYSE: DYP) (“Duoyuan Printing” or the “Company”), announced an update on the status of its listing with the NYSE.

The Company previously received a notice on March 28, 2011 indicating that NYSE Regulation, Inc. (“NYSE Regulation”) has determined that the Company is subject to delisting and that the common stock of the Company should be suspended prior to the opening on April 4, 2011.  The decision was reached in view of the fact that the Company is a late filer and was under review by NYSE Regulation in light of the delay in filing with the Securities and Exchange Commission of its June 30, 2010 Form 10-K and certain of its fiscal 2011 Form 10-Q filings.  On April 4, 2011, the Company’s stock was suspended from trading on the NYSE and commenced trading on the over-the-counter market following the suspension.

On April 11, 2011, the Company requested a review of NYSE Regulation’s determinations.  The Company did not request that the suspension be lifted pending the appeal.  On May 4, 2011, NYSE Regulation, Inc. Board of Directors’ Committee for Review granted the Company a hearing date of September 12, 2011.

On May 5, 2011, the Company received a notice from NYSE Regulation requesting the provision of certain information pursuant to the Company’s listing agreement with the NYSE.  In particular, NYSE Regulation requested information mainly concerning:

(i)	details and the status of the Company’s internal investigation,

(ii)	all documents provided to, collected by or gathered in connection with the Company’s internal investigation or the SEC investigation,

(iii)
copies of all correspondence between the Company and the SEC regarding the SEC investigation and copies of all documents and information provided or produced to the SEC in connection with the SEC investigation,

(iv)	details and the status of the Company’s retention of an independent auditor,

(v)	complete biographical data for current members of the Board of Directors and the Audit Committee, and

(vi)	a detailed analysis of the Company’s current shareholders’ equity, including any support for the financial and operating data disclosed in the Company’s March 21, 2011 Form 8-K.

In the May 5th letter, NYSE Regulation also reiterated that it would continue to monitor the Company’s compliance with the other qualitative and quantitative continued listing standards applicable to the Company.

The Company has since provided a response to NYSE Regulation’s May 5th letter as well as responses to subsequent follow-up requests from NYSE Regulation and its counsel, including, in part, the Company’s assertion of attorney-client and work product privileges over NYSE Regulation’s request for documents provided to, collected by or gathered in connection with the Company’s internal investigation or the SEC Investigation.

On May 31, 2011, the Company received a notice from NYSE Regulation informing the Company that NYSE Regulation has determined there are additional grounds that render the Company as no longer suitable for continued listing under Section 802.01 of the NYSE’s Listed Company Manual.  The additional grounds include determinations that:

(i)
the Company and/or its management has engaged in operations which, in the opinion of the NYSE, are contrary to the public interest and make further dealings or listing of the Company’s common stock on the NYSE inadvisable or unwarranted, which are based on the circumstances under which the Company (a) terminated Deloitte after it identified questionable activity and reported difficulty obtaining information and documentation necessary to complete its audit, (b) disregarded the opinions of the Company’s former independent directors with respect to terminating Deloitte, (c) has yet to have retained an independent auditor and has not presented any evidence to NYSE Regulation that it will be able to retain one at any time in the near future, and (d) experienced the resignations of its Chief Financial Officer and two independent directors (including the chair of the Audit Committee),

(ii)
the Company has failed to provide support for its $50 million stockholders’ equity calculation, leading NYSE Regulation to determine that the Company has failed to observe good accounting practices in reporting its earnings and financial position,

(iii)	the Company’s responses to the May 5th letter and subsequent correspondence has failed to comply with its disclosure obligations to the NYSE under its listing agreement, and

(iv)	the Company has failed to comply with quantitative continued listing standards.

At this time, the Company intends to continue pursuing the appeal of NYSE Regulation’s determinations.  The Company will address the allegations raised by NYSE Regulation at a hearing at NYSE’s offices in New York City scheduled on September 12, 2011.

About Duoyuan Printing, Inc.

Duoyuan Printing, Inc. (NYSE: DYP) is a leading manufacturer of commercial offset printing presses in China. The Company combines technical innovation and precision engineering to offer a broad range of printing equipment and solutions.  Duoyuan Printing, Inc. has manufacturing and research and development facilities in Langfang, Hebei Province and Shaoyang, Hunan Province in addition to a distribution and service network with over 85 distributors that operate in over 65 cities and 28 provinces in China.  Headquartered in Beijing, the Company is one of the largest non-government owned major offset printing equipment and solutions providers in China. For further information, please visit Duoyuan Printing’s website http://www.duoyuan.com.

For investor inquiries please email ir@duoyuan.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions. All statements other than statements of historical fact in this press release are forward-looking statements, including but not limited to, the continued trading of the Company’s common stock on the over-the-counter market or the NYSE, the Company’s appeal of NYSE Regulation’s determination to suspend trading in the Company’s common stock, the outcome of such appeal, the ability to meet the continued listing standards of the NYSE, the Company’s ability to restore investor confidence, the ability to resolve open audit issues, retaining an audit firm and the filing of the Company’s SEC reports.  These forward-looking statements are based on the Company’s current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates, but involve a number of unknown risks and uncertainties, including, without limitation, the results of the Company’s internal investigation, NYSE Regulation’s view of the merits of the Company’s appeal, the Company’s ability to retain an independent registered public accounting firm, the Company’s ability to address any concerns raised by its internal investigators, NYSE Regulation, potential auditors, the SEC or any other third party.  The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law.  Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and actual results may differ materially from the anticipated results.  You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements.